Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 22, 2021, relating to the financial statements and financial highlights, which appears in Loomis Sayles Bond Fund’s and Loomis Sayles Investment Grade Fixed Income Fund’s Annual Report on Form N-CSR for the period ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2021